Exhibit 99.1
Investor Relations Contact:
Michael Picariello
CommVault
732-728-5380
ir@commvault.com
CommVault Provides Preliminary First Quarter Financial Results
OCEANPORT, N.J. — July 12, 2010 — CommVault [NASDAQ: CVLT] today announced preliminary results for the first fiscal quarter ended June 30, 2010.
Based on preliminary results that have not yet been reviewed by its auditors, the Company expects to report revenue for the first quarter of approximately $66.3 million. This would represent an increase of 10% over the first fiscal quarter of 2010 and a decrease of 10% compared with revenue in the fourth fiscal quarter of 2010. Software revenue is expected to be approximately $28.3 million and services revenue is expected to be approximately $38.0 million.
Non-GAAP income from operations (EBIT) for the first quarter of fiscal 2011 is expected to be approximately $7.6 million, a decrease of 19% compared to the same period of the prior year. The Company expects Non-GAAP net income for the first quarter of fiscal 2011 to be approximately $5.1 million, a decrease of 21% compared to the same period of the prior year. Non-GAAP earnings per diluted share are expected to be approximately $0.11 using a Non-GAAP effective tax rate of 34%.
N. Robert Hammer, CommVault’s chairman, president and CEO stated, “The sequential decrease in revenue is mainly due to lower than normal close rates due to an unprecedented amount of deals that slipped in both the Americas and Europe. The lower than normal close rates in the Americas was caused primarily by the unexpectedly high sales productivity loss of the Americas sales force which was restructured to have much sharper focus on named enterprise accounts as well as a sharper focus on high-end SMB accounts. In Europe, the lower than normal close rates were primarily due to extended customer procurement cycles.”

In addition, Mr. Hammer stated, “We believed that given the momentum we had exiting fiscal 2010, we would have been able to achieve much better results than we did in the first quarter. However, I remain confident that the company’s position in the market remains strong and we can deliver strong double digit growth in fiscal 2011. Our products and support services remain best in class, our partners and strategic relationships are the strongest that they have ever been and we have a staffed sales force that is capable of executing in the near term. Our performance this quarter was not the result of losing deals to competitors as we expect the majority of the deals that slipped in the first quarter to close in the second quarter.”
Additional first quarter 2011 preliminary results include:
•	Operating cash flow is expected to be approximately $16 million for the first quarter of fiscal 2011 compared to $13 million in the first quarter of fiscal 2010.

•	Cash and investments are expected to be approximately $180.4 million on June 30, 2010 compared to $174.6 million on March 31, 2010.

•	We repurchased approximately 623,000 shares of our common stock totaling approximately $12.9 million under our stock repurchase program.
These unaudited preliminary revenue and other preliminary results are subject to further review and completion by the Company and, therefore, may change. The Company expects to announce final first quarter 2011 results on Tuesday, August 3, 2010.
Conference Call Information
CommVault will host a conference call tomorrow, July 13, 2010, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its preliminary financial results. To access this call, dial 866-730-5768 (domestic) or 857-350-1592 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under “Investor Events” located under the “Investor Relations” section of the website. An archived webcast of this conference call will also be available following the call.
CommVault will also host a conference call August 3, 2010, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its final first quarter financial results. To access this call, dial 800-561-2601 (domestic) or 617-614-3518 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under “Investor Events” located under the “Investor Relations” section of the website. An archived webcast of this conference call will also be available following the call.

Use of Non-GAAP Financial Measures
CommVault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. CommVault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, CommVault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating CommVault’s ongoing operational performance. CommVault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in CommVault’s industry, many of which present similar non-GAAP financial measures to the investment community. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP.
Non-GAAP income from operations. This non-GAAP financial measure excludes noncash stock-based compensation charges and additional FICA expense incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards. These charges are expected to total approximately $3.9 million in the first quarter of fiscal 2011 and were approximately $3.3 million in the first quarter of fiscal 2010. CommVault believes that this non-GAAP financial measure is a useful metric for management and investors because it compares CommVault’s core operating results over multiple periods. When evaluating the performance of CommVault’s operating results and developing short and long term plans, CommVault does not consider such expenses. Although noncash stock-based compensation and the related additional FICA expense are necessary to attract and retain employees, CommVault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility outside CommVault’s control and the variety of awards that companies can issue, CommVault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the related additional FICA expense incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between CommVault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations. The most significant limitation is that this non-GAAP financial measure excludes certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in CommVault’s operating results. In addition, noncash stock-based compensation is an important part of CommVault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components CommVault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures. CommVault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.
Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation and the related additional FICA expense incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards, which are discussed above, as well as applies a non-GAAP effective tax rate of 34% in fiscal 2011 and 32% in fiscal 2010.
CommVault anticipates that in any given quarter its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. We currently expect the GAAP tax rate for the first quarter of fiscal 2011 will be in the range of 5% — 10%. The GAAP tax rate for the first quarter of fiscal 2011 will reflect the reversal of certain tax reserves due to the expiration of the statute of limitations. The GAAP tax rate over the past four fiscal years was 43% for fiscal 2010, 44% for fiscal 2009, 23% for fiscal 2008 and (241%) for fiscal 2007. In addition, CommVault’s cash tax rate has been significantly lower than its GAAP tax rate for the past three fiscal years. The cash tax rate over the past three fiscal years was 10% for fiscal 2010 and 13% for both fiscal 2009 and fiscal 2008. CommVault expects that its cash tax rate will remain lower than its GAAP tax rate for the next few years. CommVault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income.

CommVault measured itself to a non-GAAP tax rate of 30% in fiscal 2009, 32% in fiscal 2010 and will measure itself to a non-GAAP tax rate of 34% in fiscal 2011. CommVault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. It is also more reflective of the gradual increase in the cash tax rate as it approaches the GAAP tax rate. CommVault currently expects that it will achieve long-term terminal GAAP and cash tax rates in the mid thirty percent range over the next few years. As a result, CommVault will gradually increase its non-GAAP tax rate as it approaches its anticipated long-term GAAP and cash tax rates. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.
CommVault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for CommVault management and its investors for the same basic reasons that CommVault uses non-GAAP income from operations. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to CommVault’s use of non-GAAP net income and non-GAAP EPS.
About CommVault
A singular vision — a belief in a better way to address current and future data and information management needs — guides CommVault in the development of Singular Information Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s Simpana® software modules were designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Backup, Archive, Replication, Search and Resource Management capabilities. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States.

Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, SIM, Singular Information Management, Simpana, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, Farline, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, Recovery Director, CommServe, CommCell, SnapProtect, ROMS and CommValue, are trademarks or registered trademarks of CommVault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.